Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	Damon Wright
Vice President Investor Relations
Epicor Software Corporation
949/585-4509
dswright@epicor.com

Epicor® Reports 2009 Fourth Quarter Results

License Revenue Grows 88% Over Q3 ‘09,

Helping Drive Q4 ‘09 Free Cash Flow in Excess of $17 Million

IRVINE, Calif.–February 11, 2010–Epicor Software Corporation (NASDAQ: EPIC), a leading provider of enterprise business software solutions for the midmarket and divisions of Global 1000 companies, today reported financial results for its fourth quarter ended December 31, 2009. All results should be considered preliminary pending the Company’s filing of its annual report on Form 10-K.

Total revenue for the 2009 fourth quarter was $111.9 million, with GAAP net income of $6.7 million, or $0.11 per diluted share. This compares to 2008 fourth quarter revenue of $121.9 million, and GAAP net income of $1.5 million, or $0.03 per diluted share.

Non-GAAP1 net income for the 2009 fourth quarter was $11.1 million, or $0.19 per diluted share, compared to non-GAAP net income of $13.6 million, or $0.23 per diluted share in the 2008 fourth quarter.

2009 Fourth Quarter Revenue by Segment: 2009 fourth quarter license revenue was $25.8 million, up 3% year-over-year when compared to 2008 fourth quarter license revenue of $25.2 million, and growing sequentially by 88% over 2009 third quarter license revenue of $13.7 million. 2009 fourth quarter maintenance revenue also grew year-over-year by 3% to $48.6 million when compared to 2008 fourth quarter maintenance revenue of $47.3 million. Consulting revenue was $33.2 million in the 2009 fourth quarter, down from 2008 fourth quarter consulting revenue of $38.1 million. Hardware and other revenue for the 2009 fourth quarter was $4.4 million, down year-over-year when compared to hardware and other revenue of $11.4 million in the prior year’s fourth quarter.

Epicor Chairman, President and CEO George Klaus commented, “With software license revenues increasing nearly 90 percent over the third quarter and exceeding our year earlier comparable for the first time in 2009, Epicor’s fourth quarter was a very strong finish to a

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Epicor Reports Q4 2009 Results

respectable year. Epicor 9 is making a difference and is enabling Epicor to increase market share across all of the industries and geographies we address. We are confident we have superior solutions for the markets we serve, and we have positioned Epicor to close on the ever growing list of opportunities we are creating. All revenue lines grew over the 2009 third quarter, with the exception of hardware, and total gross margin hit a two-year high of 51 percent, helping drive fourth quarter adjusted EBITDA margin of 17.8 percent, at least three percentage points higher than any other quarter this year. We generated more than $17 million in free cash flow2 – a total of approximately $47 million for the year – which grew our cash balance to approximately $107 million.

“We executed well throughout 2009 against our guidance,” Klaus said, “coming in at or above guidance on all key metrics. We are encouraged by economic data points that may drive more IT spending by our prospective customers, as well as initial signs of a return to growth in many of the industries we address. These positive metrics are being reflected in our pipelines, which continue to strengthen over last year. We currently expect to experience modest growth across all of our lines of business in 2010 – excluding hardware – and we expect to drive an even higher rate of bottom line improvement. We will continue to take a prudently conservative approach to our financial expectations and we plan to continue to build on our track record of executing to our guidance.”

Business Outlook: For its 2010 first quarter, the Company said it currently expects all revenue lines to be up from the first quarter of 2009, with the exception of hardware. 2010 first quarter total revenue is expected to be $98 to $100 million, with non-GAAP earnings per diluted share3 for the 2010 first quarter expected to be $0.10 to $0.11.

Balance Sheet Summary: The Company’s balance sheet at December 31, 2009, included cash and cash equivalents of $106.9 million. The balance sheet benefited from free cash flow of $17.5 million during the 2009 fourth quarter, which helped support $5 million in discretionary pay downs on the Company’s credit facility during the quarter. The Company’s total debt balance as of December 31, 2009, consists primarily of the $230 million obligation to holders of the Company’s 2.375% senior convertible notes (less the debt discount described below of $42.1 million) and $67.5 million of borrowings under the Company’s credit facility, currently priced at LIBOR plus 4.0%.

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Epicor Reports Q4 2009 Results

At the end of the 2009 fourth quarter, net accounts receivable was approximately $90.0 million. The Company had solid cash collections of approximately $116 million during the 2009 fourth quarter. Days sales outstanding (DSOs) in the 2009 fourth quarter were flat at 74, compared to 74 in the third quarter of 2009. Deferred revenue at the end of the 2009 fourth quarter was $96.4 million.

The Company also said that W. Douglas Hajjar, 62, has joined the Company’s Board of Directors, where he formerly served from 1996 to 1999 as a director. His appointment expands Epicor’s Board of Directors to eight members. Hajjar will begin serving immediately and will stand for election for a full one-year term at the Company’s 2010 Annual Meeting of Shareholders later this year. Hajjar currently serves as Chairman of Blue Wave Wireless, a telecommunications infrastructure company. From 1997 to 2007, he served as Chairman of Wherify Wireless Inc., a leading developer of wireless location products and services, which he co-founded in 1997. From 2000 to 2007, he was Chairman of Maui Innovative Technologies, a company he co-founded to develop Top Secret weapon systems for the military. From 1991 to 1997, Hajjar was Chairman of Control Data Systems Inc. Previously, he served as vice-chairman of Cadence Design Systems Inc., and was chairman and chief executive officer of Valid Logic at the time of its acquisition by Cadence. He also held executive positions in operations and finance at Genrad and M/ACom. Hajjar earned his BSBA in accounting at Boston College and served as an Army Intelligence Officer in Vietnam.

“Doug brings more than 30 years of extensive knowledge and senior leadership experience in the technology industry and is an excellent complement to our already strong Board,” said Klaus. “He is a welcome addition and we look forward to working with him.”

Effective January 1, 2009, the Company adopted new accounting guidance related to the accounting for convertible debt instruments that may be settled in cash upon conversion, and retroactively applied this change to all periods presented herein. This standard requires the Company to change the previous accounting method for its $230 million convertible notes. Accordingly, the Company recorded a $61.8 million debt discount as Additional Paid in Capital, as of the notes’ issuance date of May 15, 2007. At December 31, 2009, the debt discount was $42.1 million.

The Company is amortizing the debt discount through the date at which the Company can begin to redeem the notes, which is May 15, 2014. The Company recognized interest expense of $3.4 million and $3.3 million related to the convertible debt for the three months ended December 31, 2009 and 2008, respectively, of which $1.4 million is a cash expense in each period.

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Epicor Reports Q4 2009 Results

Earnings Conference Call

The Company will hold an investor and analyst conference call today at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time.

When:	Thursday, February 11, 2010

Time:	2:00 p.m. PT

Dial in:	+1 (877) 852-6573 or outside the U.S. +1 (719) 325-4878

Conf ID:	Epicor 2009 Fourth Quarter Earnings Call

Webcast:	http://ir.epicor.com

On the call, Chairman, President and CEO George Klaus and Executive Vice President and CFO Michael Pietrini will review 2009 fourth quarter earnings. Investors and analysts are invited to participate on the call. Please dial in approximately ten minutes prior to start time. A live audio-only webcast of the call will be made available to the public on the Company’s Web site at http://ir.epicor.com and will be archived for thirty days following the call on the Company’s Web site.

[1]	Please see the reconciliations to GAAP measures provided at the end of this press release.
[2]

Free cash flow is a non-GAAP measure. The Company calculates free cash flow as adjusted EBITDA, plus stock-based compensation, less capital expenditures, cash paid for income taxes and net interest. Please refer to the table below for a complete reconciliation.

[3]

The Company’s 2010 first quarter non-GAAP earnings per diluted share guidance excludes current expectations for first quarter amortization of intangible assets of approximately $7.0 million, first quarter stock-based compensation expense of approximately $4.0 million, approximately $2.1 million in non-cash interest expense for the first quarter related to amortization of debt discount and an expected charge of approximately $1.0 million related to the currency devaluation by the Venezuelan government. 2010 first quarter non-GAAP earnings per share expectations assume a weighted average share count of 59.5 million shares.

About Epicor Software Corporation

Epicor Software is a global leader delivering business software solutions to the manufacturing, distribution, retail, hospitality and services industries. With 20,000 customers in over 150 countries, Epicor provides integrated enterprise resource planning (ERP), customer relationship management (CRM), supply chain management (SCM) and enterprise retail software solutions that enable companies to drive increased efficiency and improve profitability. Founded in 1984, Epicor takes pride in more than 25 years of technology innovation delivering business solutions that provide the scalability and flexibility businesses need to build competitive advantage. Epicor provides a comprehensive range of services with a single point of accountability that promotes rapid return on investment and low total cost of ownership, whether operating business on a local, regional or global scale. The Company’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit www.epicor.com.

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Epicor Reports Q4 2009 Results

Epicor is a registered trademark of Epicor Software Corporation. Other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.

Forward-Looking Statements

This press release contains certain statements which constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expected revenues (including growth rates), earnings and earnings per share (including on a non-GAAP basis), non-GAAP free cash flow, the Company’s products, market share, business model, sales pipelines and opportunities, competitive advantage and other statements that are not historical fact. These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements.

Such risks and uncertainties include, but are not limited to, changes in the demand for enterprise resource planning products, particularly in light of competitive offerings; the timely availability and market acceptance of new products and upgrades, including Epicor 9; the impact of competitive products and pricing; the discovery of undetected software errors; changes in the financial condition of Epicor’s major commercial customers and Epicor’s future ability to continue to develop and expand its product and service offerings to address emerging business demand and technological trends; and other factors discussed in Epicor’s annual report on Form 10-K for the year ended December 31, 2008 and other reports Epicor files with the SEC. As a result of these factors the business or prospects expected by the Company as part of this announcement may not occur. Epicor undertakes no obligation to revise or update publicly any forward-looking statements.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. In evaluating the Company’s performance, management uses certain non-GAAP financial measures to supplement consolidated financial statements prepared under GAAP.

Non-GAAP Earnings Measure. The Company uses non-GAAP earnings measures, adjusted EBITDA, EBITDA margins and free cash flow in this press release. Management believes these non-GAAP measures help indicate the Company’s baseline performance before gains, losses or charges that are considered by management to be outside on-going operating results. Accordingly, management uses these non-GAAP measures to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. Management believes these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provides useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•	the ability to better identify trends in the Company’s underlying business and perform related trend analysis;

•	a better understanding of how management plans and measures the Company’s underlying business; and,

•	an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

The non-GAAP financial measures for 2008 and 2009 used by the Company are defined to include deferred revenues from NSB that were adjusted to fair value as required by purchase accounting in accordance with GAAP reporting, and to exclude amortization of intangible assets, stock-based compensation expense, amortization of long-term debt discount from the Company’s May 2007 convertible note offering, the write-off of in-process research and development, the write-off of debt issuance fees, restructuring and other, which include costs associated with workforce reductions, and other charges. The non-GAAP financial measures for 2009 used by the Company are also defined to reflect income taxes at a 38% tax rate.

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Epicor Reports Q4 2009 Results

Management believes that the expense associated with the amortization of acquisition-related intangible assets is appropriate to be excluded because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. Management also believes that the exclusion of stock-based compensation allows for more accurate comparisons of our operating results to our peer companies because of varying available valuation methodologies, subjective assumptions and the variety of award types which effect the calculations of stock-based compensation. Management believes it is appropriate to exclude costs associated with the in-process research and development charge, the write-off of debt issuance fees and the amortization of long-term debt discount from the Company’s May 2007 convertible note offering, as well as restructuring and other charges, which included costs associated with the integration of NSB into Epicor and costs associated with workforce reductions, because these charges are not related to the Company’s ongoing business operations and it allows for more accurate comparisons of our operating results to our peer companies. Finally, management believes that using a 38% tax rate is appropriate because it allows comparisons of our operating results that are more consistent with prior periods presented, as well as more accurate comparisons of our operating results to our peer companies.

General. These non-GAAP measures have limitations, however, because they do not include all items of income and expense that impact the Company’s operations. Management compensates for these limitations by also considering the Company’s GAAP results. The non-GAAP financial measures the Company uses are not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income and income per share, and should not be considered measures of the Company’s liquidity. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, these non-GAAP financial measures may not be comparable to similar measures reported by other companies.

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Epicor Reports Q4 2009 Results

EPICOR SOFTWARE CORPORATION

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	December 31, 2009	December 31, 2008
		(As Adjusted)
ASSETS
Current assets:
Cash and cash equivalents	$106,861	$89,764
Accounts receivable, net	90,011	90,624
Deferred income taxes	11,572	8,627
Inventory, net	1,819	5,068
Prepaid expenses and other current assets	13,976	11,064

Total current assets	224,239	205,147

Property and equipment, net	28,511	31,987
Deferred income taxes	21,867	24,038
Intangible assets, net	84,107	113,556
Goodwill	368,336	363,589
Other assets	10,990	14,061

Total assets	$738,050	$752,378

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,966	$13,913
Accrued expenses	46,754	45,177
Current portion of long-term debt	202	10,169
Current portion of accrued restructuring costs	1,694	4,073
Current portion of deferred revenue	96,040	92,361

Total current liabilities	158,656	165,693

Long-term debt, less current portion	255,535	265,257
Accrued restructuring costs	4,423	5,412
Deferred revenue	392	319
Deferred income taxes and other income taxes	15,172	18,801
Other long-term liabilities	3,785	941

Total long-term liabilities	279,307	290,730

Stockholders’ equity:
Common stock	63	61
Additional paid-in capital	422,460	414,149
Less: treasury stock at cost	(20,670)	(18,458)
Accumulated other comprehensive loss	(4,825)	(4,094)
Accumulated deficit	(96,941)	(95,703)

Total stockholders’ equity	300,087	295,955

Total liabilities and stockholders’ equity	$738,050	$752,378

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Epicor Reports Q4 2009 Results

EPICOR SOFTWARE CORPORATION

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
		(As Adjusted)		(As Adjusted)
Revenues:
License fees	$25,785	$25,150	$70,235	$90,416
Consulting	33,165	38,110	128,413	152,153
Maintenance	48,569	47,316	190,943	192,308
Hardware and other	4,389	11,372	20,033	53,002

Total revenues	111,908	121,948	409,624	487,879

Cost of revenues	47,764	53,892	180,549	239,912
Amortization of intangible assets	7,100	8,383	30,772	32,896

Total cost of revenues	54,864	62,275	211,321	272,808

Gross profit	57,044	59,673	198,303	215,071

Operating expenses:
Sales and marketing	20,688	19,734	75,105	82,883
Software development	12,525	11,648	49,207	52,533
General and administrative	12,869	12,649	54,410	52,139
Write off of in-process research and development	—	—	—	200
Restructuring and other	—	4,377	2,210	9,143

Total operating expenses	46,082	48,408	180,932	196,898

Income from operations	10,962	11,265	17,371	18,173
Interest expense	(5,013)	(5,625)	(22,363)	(22,522)
Interest and other income (expense), net	570	(749)	411	303

Income (loss) before income taxes	6,519	4,891	(4,581)	(4,046)
Provision (benefit) for income taxes	(195)	3,344	(3,343)	(595)

Net income (loss)	$6,714	$1,547	$(1,238)	$(3,451)

Net income (loss) per share:
Basic	$0.12	$0.03	$(0.02)	$(0.06)
Diluted	$0.11	$0.03	$(0.02)	$(0.06)

Weighted average common shares outstanding:
Basic	58,112	58,553	57,889	58,351
Diluted	59,344	59,082	57,889	58,351

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Epicor Reports Q4 2009 Results

EPICOR SOFTWARE CORPORATION

PRELIMINARY NON-GAAP NET INCOME RECONCILIATION

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Income (loss) before income taxes	$6,519	$4,891	$(4,581)	$(4,046)

Add back:
Amortization of intangible assets	7,100	8,383	30,772	32,896
Stock-based compensation expense	2,211	826	8,108	7,045
Amortization of long-term debt discount	2,031	1,889	7,907	7,356
Restructuring and other	—	4,377	2,210	9,143
Debt issuance fees write off	—	—	2,571	—
Deferred revenue fair value adjustment	—	1,304	432	7,717
In-process research and development	—	—	—	200
Other	(380)	—	179	1,610

Non-GAAP income before income taxes	17,481	21,670	47,598	61,921
Non-GAAP provision for income taxes [1]	(6,426)	(8,115)	(17,350)	(22,621)

Non-GAAP net income	$11,055	$13,555	$30,248	$39,300

Non-GAAP net income per diluted share	$0.19	$0.23	$0.52	$0.67

Weighted average common shares outstanding:
Diluted	59,344	59,082	58,618	58,984

[1]

The Company utilizes a 38% tax rate for the calculation of the non-GAAP provision for income taxes for comparison purposes with other periods. The non-GAAP effective income tax rates reflected above differ from 38% due to certain non-deductible non-GAAP add backs.

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Epicor Reports Q4 2009 Results

EPICOR SOFTWARE CORPORATION

PRELIMINARY NET INCOME TO ADJUSTED EBITDA RECONCILIATION

(dollars in thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Total revenues	$111,908	$121,948	$409,624	$487,879

Net income (loss)	$6,714	$1,547	$(1,238)	$(3,451)
Provision (benefit) for income taxes	(195)	3,344	(3,343)	(595)
Interest expense	5,013	5,625	22,363	22,522
Amortization of intangible assets	7,100	8,383	30,772	32,896
Depreciation	1,906	2,057	7,926	8,214
Restructuring and other	—	4,377	2,210	9,143
In-process research and development	—	—	—	200
Deferred revenue fair value adjustment	—	1,304	432	7,717
Interest and other (income) expense, net	(570)	749	(411)	(303)

Adjusted EBITDA	$19,968	$27,386	$58,711	$76,343

Adjusted EBITDA percent of total revenues	17.8%	22.5%	14.3%	15.6%

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EPICOR SOFTWARE CORPORATION

PRELIMINARY FREE CASH FLOW RECONCILIATION

(in thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net income (loss)	$6,714	$1,547	$(1,238)	$(3,451)
Provision (benefit) for income taxes	(195)	3,344	(3,343)	(595)
Interest expense	5,013	5,625	22,363	22,522
Amortization of intangible assets	7,100	8,383	30,772	32,896
Depreciation	1,906	2,057	7,926	8,214
Restructuring and other	—	4,377	2,210	9,143
In-process research and development	—	—	—	200
Deferred revenue fair value adjustment	—	1,304	432	7,717
Interest and other (income) expense, net	(570)	749	(411)	(303)

Adjusted EBITDA	$19,968	$27,386	$58,711	$76,343

Adjusted EBITDA	$19,968	$27,386	$58,711	$76,343
Non-cash stock-based compensation	2,211	826	8,108	7,045
Capital expenditures	(1,591)	(2,116)	(4,093)	(9,946)
Cash paid for taxes	(305)	(1,080)	(2,455)	(5,132)
Net interest	(2,766)	(3,360)	(13,574)	(11,655)

Free cash flow	$17,517	$21,656	$46,697	$56,655